DWS INVESTMENTS
STRUCTURED NOTES
POWERED BY X-MARKETS

RESHAPING INVESTING.
DWS INVESTMENTS
DEUTSCHE BANK GROUP

           Basket Linked Capped Buffered Underlying Securities (BUyS)

              Domestic Equities |X| Bullish |X| Fee-Based Accounts

Indicative Terms as of November 17, 2009

CUSIP:                        2515A0 VW 0

Issuer:                       Deutsche Bank AG, London Branch

Maturity / Tenor:             3 Years

Basket:                       Weighted Basket comprised of the S&P 500(R) Index
                              and the Russell 2000(R) Index (each, a Basket
                              Index and collectively, the Basket Indices)

Initial Basket Level:         100

Final Basket Level:           100 x [1 + (S&P 500 Return x 70.00%) + (Russell
                              2000 Return x 30.00%)], where the S&P 500 Return
                              and Russell 2000 Return are each the performance
                              of the respective Basket Indices, expressed as a
                              percentage, from the respective index closing
                              level on the Trade Date to the respective index
                              closing level on the Final Valuation Date.

Basket Return:                Final Basket Level - Initial Basket Level
                              -----------------------------------------
                                       Initial Basket Level

                              (subject to the Basket Return Cap)

Participation Rate:           125% (subject to the Basket Return Cap)

Basket Return Cap:            20.00% - 25.00% (TBD on Trade Date)

Maximum Return:               25.00% - 31.25% (TBD on Trade Date)

Buffer Level:                 20% (first 20% depreciation of the Basket is fully
                              protected)

Payment at Maturity:          If the Final Basket Level:

                              (a) is greater than or equal to the Initial Basket
                              Level, a cash payment equal to the Basket Return,
                              which is subject to the Basket Return Cap,
                              multiplied by the Participation Rate. Accordingly,
                              subject to the Maximum Return, the Payment at
                              Maturity will be: $1,000 + ($1,000 x Basket Return
                              x Participation Rate); OR

                              (b) is less than the Initial Basket Level, and
                              such decline is equal to or less than the Buffer
                              Level, the Payment at Maturity will be $1,000; OR

                              (c) is less than the Initial Basket Level, and
                              such decline is greater than the Buffer Level, the
                              Payment at Maturity will be $1,000 + [$1,000 x
                              (Basket Return + Buffer Level)].

Discounts and Commissions:    The Agent will not receive a commission in
                              connection with the sales of the BUyS. Deutsche
                              Bank Securities Inc. and other agents may pay
                              referral fees to other broker-dealers of up to
                              0.50% or $5.00 per $1,000 face amount and may
                              additionally pay fees of up to 1.20% or $12.00 per
                              $1,000 face amount to certain other brokers. The
                              agent for this offering is our affiliate. For more
                              information see "Supplemental Underwriting
                              Information (Conflicts of Interest)" in the term
                              sheet No. 770J

Agent:                        Deutsche Bank Securities Inc.

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                         Best Case Scenario at Maturity
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If the Basket Return is positive, investors will receive at maturity 125% of the performance of the Basket Return, subject to a Basket Return Cap of between
20.00% and 25.00% (TBD on Trade Date) for a Maximum Return of between 25.00% and
31.25% (TBD on Trade Date).
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                         Worst Case Scenario at Maturity
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If the Final Basket Level is less than the Initial Basket Level by more than the
Buffer Level, an investment in the BUyS will decline by 1% for every 1% decline in the Basket beyond the Buffer Level. Subject to the credit of the Issuer, the maximum loss at maturity on an investment is 80%.
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                                    Benefits
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|X|  Domestic equity index exposure with protection for the first 20% of any depreciation and upside leverage, subject to the Basket Return Cap

|X|  125% of any potential positive Basket Return up to the Basket Return Cap

|X|  The BUyS will outperform the Basket at maturity if the Final Basket Level is less than the Initial Basket Level
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                                      Risks
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|X|  Because the BUyS do not offer full principal protection of your initial investment and the return of the BUyS is linked to the weighted performance of the Basket Indices, you may lose up to 80% of your initial investment

|X|  Return on the BUyS is limited by the Basket Return Cap, and you will not benefit from any appreciation of the Basket beyond the Basket Return Cap

|X|  Return on the BuyS is linked to the value of the Basket without taking into consideration the value of dividends paid on the component stocks of the
     Basket Components

|X|  An investment in the BUyS is subject to the credit of the Issuer
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                                 Important Dates
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 Offering Period:.........................November 17, 2009 - November 30, 2009
 Trade Date:..................................................November 30, 2009
 Settlement Date:..............................................December 3, 2009
 Final Valuation Date:........................................November 28, 2012
 Maturity Date:......................................December 3, 2012 (3 Years)
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                      NOT FDIC / NCUA INSURED OR GUARANTEED
                       MAY LOSE VALUE * NO BANK GUARANTEE
                                  NOT A DEPOSIT
                 NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY
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                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-162195
                                        Dated November 17, 2009 R-6034-1 (08/08)

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DWS Structured Products 1.866.637.9185 www.dws-sp.com

Capped BUyS Fact Sheet
DWS Structured Products

Return Scenarios at Maturity (Assumes a Buffer Level of 20%, Participation Rate of 125%, a Basket Return Cap of 22.50%, and a Maximum Return of 28.125%
Change in Basket Indices (%)	Basket Return (%)	BUyS Return (%)	Payment at Maturity (per $1,000 invested)
30.00%	22.50%	28.125%	$1,281.25
20.00%	20.00%	25.000%	$1,250.00
10.00%	10.00%	12.500%	$1,125.00
5.00%	5.00%	6.250%	$1,062.50
0.00%	0.00%	0.000%	$1,000.00
-5.00%	-5.00%	0.000%	$1,000.00
-10.00%	-10.00%	0.000%	$1,000.00
-20.00%	-20.00%	0.000%	$1,000.00
-30.00%	-30.00%	-10.000%	$800.00
This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the BUyS.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis. The numbers appearing in the above table have been rounded for ease of analysis.

Selected Risk Factors

YOUR INVESTMENT IN THE BUyS MAY RESULT IN A LOSS — The BUyS do not guarantee any return of your initial investment in excess of $200 per $1,000 face amount. The return on the BUyS at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket performance is positive or negative.

THE RETURN ON YOUR BUyS IS LIMITED BY THE BASKET  RETURN CAP — The Basket Return cannot exceed the Basket Return Cap of between 20.00% and 25.00% (to be determined on the Trade Date) and your payment at maturity is limited to a maximum payment of between $1,250.00 and $1,312.50 (to be determined on the Trade Date) for each $1,000.00 face amount of the BUyS you hold, regardless of any increase in the Basket beyond the Basket Return Cap.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUyS PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the BUyS prior to maturity. You should be willing and able to hold your BUyS to maturity.

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the BUyS or have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Index.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET INDICES OR THE MARKET VALUE OF THE BUyS — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the BUyS, which could affect the level of the Basket Indices or the value of the BUyS.
POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUyS — In addition to the level of the Index on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

LACK OF LIQUIDITY — There may be little or no secondary market for the BUyS. The BUyS will not be listed on any securities exchange.

CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER — Price movements in the Basket Indices may not correlate with each other.  Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Indices may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Indices.

COUNTERPARTY RISK — The payment of amounts owed to you under the BUyS is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE BUyS ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the BUyS are uncertain, and the Internal Revenue Service or court might not agree with the tax consequences described in the accompanying term sheet.

See “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 770J and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 770J and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

         DWS Structured Products    1.866.637.9185    www.dws-sp.com